As filed with the Securities and Exchange Commission on May 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnumProvident Corporation (Exact name of registrant as specified in its charter) Delaware (State or other jurisdiction of incorporation or organization)	UnumProvident Financing Trust II UnumProvident Financing Trust III (Exact name of registrant as specified in its charter) Delaware (State or other jurisdiction of incorporation or organization)

62-1598430

(I.R.S. Employer Identification Number)

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 755-1011

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

62-6377773

62-6377772

(I.R.S. Employer Identification Number)

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 755-1011

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Susan N. Roth

Vice President, Corporate Secretary and Assistant General Counsel

UnumProvident Corporation

1 Fountain Square, Chattanooga, Tennessee 37402

(423) 755-1011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Brown, Jr. Alston & Bird LLP North Building, 10th Floor 601 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2601 Phone: (202) 756-3300 Facsimile: (202) 756-3333	William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Phone: (212) 558-4000 Facsimile: (212) 558-3588

Approximate date of commencement of proposed sale to public:    As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑    Registration Statement No. 333-100953

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered (7)(8)	Proposed Maximum Offering Price Per Unit (9)(10)	Proposed Maximum Aggregate Offering Price (5)(7)(8)(10)	Amount of Registration Fee(11)

Senior Debt Securities of UnumProvident Corporation	(1)(2)(5)

Subordinated Debt Securities of UnumProvident Corporation	(1)(2)(5)

Preferred Stock, $.10 par value, of UnumProvident Corporation	(1)(2)(5)

Depositary Shares of UnumProvident Corporation	(1)(2)(5)

Common Stock, $.10 par value, of UnumProvident Corporation	(1)(2)(5)

Warrants of UnumProvident Corporation	(1)(3)

Stock Purchase Contracts of UnumProvident Corporation	(1)(4)

Units of UnumProvident Corporation	(1)(4)

Preferred Securities of UnumProvident Financing Trust II and UnumProvident Financing Trust III	(1)(6)

UnumProvident Corporation Guarantees of Preferred Securities of UnumProvident Financing Trust II and UnumProvident Financing Trust III	(1)(6)

TOTAL	$225,037,375	100%	$225,037,375	$18,206

(1)	Such indeterminate number, principal amount or liquidation amount of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Stock Purchase Contracts, and Units of UnumProvident Corporation and of Preferred Securities of UnumProvident Financing Trust II and UnumProvident Financing Trust III and the related Guarantees of UnumProvident Corporation as may from time to time be issued at indeterminate prices. This Registration Statement also covers delayed delivery contracts that may be issued by the Registrant under which the party purchasing such contracts may be required to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Shares, Depositary Shares, Common Stock or Preferred Securities. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold either separately or as units consisting of more than one type of security registered hereunder. The securities registered hereunder shall not have an aggregate offering price which exceeds $225,037,375 in United States dollars or the equivalent in any other currency.
(2)	Also includes such indeterminate number of Senior Debt Securities, Subordinated Debt Securities and shares of Common Stock and Preferred Stock, and Depositary Shares as may be issued upon conversion or exchange of any Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares that provide for conversion or exchange into other securities or upon exercise of Warrants for such securities.
(3)	Warrants may be sold separately or with Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock.
(4)	Includes an indeterminable number of shares of Common Stock and Preferred Stock to be issuable by UnumProvident Corporation upon settlement of Stock Purchase Contracts.
(5)	No separate consideration will be received for the Senior Debt Securities, Subordinated Debt Securities, or shares of Preferred Stock or Common Stock or Depositary Shares issuable upon conversion of or in exchange for Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Depositary Shares.
(6)	Includes the rights of holders of the Preferred Securities under the Guarantees of Preferred Securities and back-up undertakings, consisting of obligations by UnumProvident Corporation, as set forth in the Amended and Restated Declarations of Trust, the Subordinated Debt Securities Indenture and any Supplemental Indenture thereto, in each case as further described in the Registration Statement. No separate consideration will be received for any Guarantee or any back-up undertakings.
(7)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(8)	Such amount represents the principal amount of any Senior Debt Securities, Subordinated Debt Securities or Preferred Securities issued at their principal or liquidation amount, the issue price rather than the principal or liquidation amount of any Senior Debt Securities, Subordinated Debt Securities or Preferred Securities issued at an original issue discount, the liquidation preference of any Preferred Stock or Depositary Shares, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Stock Purchase Contracts, Units and Warrants and the exercise price of any securities issuable upon exercise of Warrants.
(9)	Estimated solely for the purpose of computing the registration fee.
(10)	Exclusive of accrued interest and distributions, if any.
(11)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE OF SELECTED INFORMATION

This registration statement is being filed with respect to the registration pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of additional securities of the same class as those previously registered under an earlier effective registration statement (No. 333-100953), the contents of which are incorporated by reference into this registration statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

CERTIFICATION

UnumProvident Corporation hereby certifies to the Securities and Exchange Commission that (1) we have instructed our bank to pay the filing fee set forth on the cover page of this registration statement by a wire transfer of such amount to the SEC’s account at Mellon Bank as soon as practicable, but not later than the close of business on May 2, 2003; (2) we will not revoke those instructions; (3) we have sufficient funds in our account to cover the amount of the filing fee; and (4) we will confirm receipt of our instructions by our bank during our bank’s regular business hours no later than May 2, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 1, 2003.

UNUMPROVIDENT CORPORATION

By:	/s/ THOMAS R. WATJEN
Thomas R. Watjen President and Chief Executive Officer

UNUMPROVIDENT FINANCING TRUST II

By:	UnumProvident Corporation, as depositor /s/ THOMAS R. WATJEN
Thomas R. Watjen President and Chief Executive Officer

UNUMPROVIDENT FINANCING TRUST III

By:	UnumProvident Corporation, as depositor /s/ THOMAS R. WATJEN
Thomas R. Watjen President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 1, 2003.

Signature	Title	Date

* Thomas R. Watjen	Director, President and Chief Executive Officer	May 1, 2003

* Robert C. Greving	Senior Vice President and Chief Financial Officer	May 1, 2003

* William L. Armstrong	Director	May 1, 2003

* Jon S. Fossel	Director	May 1, 2003

* Ronald E. Goldsberry	Director	May 1, 2003

* Hugh O. Maclellan, Jr.	Director	May 1, 2003

* A.S. (Pat) MacMillan, Jr.	Director	May 1, 2003

* Cynthia A. Montgomery	Director	May 1, 2003

* C. William Pollard	Director	May 1, 2003

* Lawrence R. Pugh	Director	May 1, 2003

* Lois Dickson Rice	Director	May 1, 2003

* John W. Rowe	Director	May 1, 2003

*By:	/s/ SUSAN N. ROTH
Susan N. Roth as Attorney-in-Fact

2

EXHIBIT INDEX

5.1	Opinion of Alston & Bird LLP regarding legality of the securities.*

5.2	Opinion of Richards, Layton & Finger, P.A. regarding legality of the Preferred Securities of UnumProvident Financing Trust II.**

5.3	Opinion of Richards, Layton & Finger, P.A. regarding legality of the Preferred Securities of UnumProvident Financing Trust III.**

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.3	Consent of Richards, Layton & Finger, P.A.**

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.